Exhibit 21.1
Significant Subsidiaries

Listed below are the significant subsidiaries of the Registrant as of December 31, 2018, and the states or jurisdictions in which they are incorporated or organized. The names of other subsidiaries have been omitted from the list below, since they would not constitute, in the aggregate, a significant subsidiary as of December 31, 2018.

Name of Company	Jurisdiction
Key International Drilling Company Limited	Bermuda
PD Oilfield Services Mexicana, S. de R.L. de C.V.	Mexico
Precision Drilling Services M.E.W.L.L.	United Arab Emirates
Precision Energy Services Saudi Arabia Co. Ltd.	Saudi Arabia
PT. Weatherford Indonesia	Indonesia
Reeves Wireline Technologies Limited	England
Weatherford (Malaysia) Sdn. Bhd.	Malaysia
Weatherford Al-Rushaid Co. Ltd.	Saudi Arabia
Weatherford Artificial Lift Systems, LLC	Delaware
Weatherford Asia Pacific Pte Ltd	Singapore
Weatherford Australia Pty. Limited	Australia
Weatherford Bermuda Holdings Ltd.	Bermuda
Weatherford Canada Ltd.	Canada
Weatherford de Mexico, S. de R.L. de C.V.	Mexico
Weatherford Drilling International (BVI) Ltd.	British Virgin Islands
Weatherford Drilling International Holdings (BVI) Ltd.	British Virgin Islands
Weatherford Holding GmbH	Germany
Weatherford Industria e Comercio Ltda.	Brazil
Weatherford International de Argentina S.A.	Argentina
Weatherford International Ltd.	Bermuda
Weatherford International, LLC	Delaware
Weatherford Latin America, S.C.A.	Venezuela
Weatherford Management Company Switzerland Sarl	Switzerland
Weatherford Oil Tool GmbH	Germany
Weatherford Oil Tool Middle East Limited	British Virgin Islands
Weatherford Products GmbH	Switzerland
Weatherford Services and Rentals Ltd.	British Virgin Islands
Weatherford Services, Ltd.	Bermuda
Weatherford Switzerland Trading and Development GmbH	Switzerland
Weatherford U.S., L.P.	Louisiana
Weatherford U.S. Holdings, L.L.C.	Delaware
Weatherford, LLC	Russia
WEUS Holding, LLC	Delaware
WFO S.A. de C.V.	Mexico